Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT ("Agreement") is entered into by and between PPG Industries, Inc. ("PPG”) and Pierre-Marie De Leener (“De Leener”) on the date set forth below.

WHEREAS, De Leener has been employed by PPG as Executive Vice President in Pittsburgh, Pennsylvania;

AND WHEREAS, De Leener and PPG have discussed the terms and conditions under which De Leener’s employment with PPG will end.

NOW, THEREFORE, PPG and De Leener, for good and sufficient consideration, and intending to be legally bound, agree as follows:

1. De Leener’s employment with PPG shall end effective October 31, 2012 (the “Separation Date”) by mutual agreement. Beginning September 1, 2012, De Leener shall assist in the transitioning of his current duties and responsibilities as directed by the Chief Executive Officer or his designee.

2. After the Separation Date, De Leener may elect to continue medical and dental benefits for a period of 18 months under the law known as “COBRA” (The Consolidated Omnibus Benefits Reconciliation Act) at the applicable COBRA premium.

3. PPG shall pay De Leener a lump-sum cash separation payment in the amount of $770,000.00. This payment, less applicable withholdings, shall be made as soon as administratively practicable, but in no event later than 30 days from the Separation date.

4. De Leener’s entitlement to Awards issued to him in 2009, 2010, 2011 and 2012 under the PPG Industries, Inc. Omnibus Incentive Plan shall be as follows:

a.
Effective as of the later of the Separation Date or the Effective Date, De Leener shall be entitled to the same Nonqualified Stock Option Awards to which he would have been entitled had his employment continued through the Vesting Dates of such Awards. Such Awards may be exercised at any time from the Vesting Dates through the Expiration Dates thereof and shall otherwise remain subject to the terms of the agreements pursuant to which they were granted.

b.
Effective as of the later of the Separation Date or the Effective Date, De Leener shall be entitled to the same Awards of Restricted Stock Units to which he would have been entitled had his employment continued through the Vesting Dates of such Awards, as provided in the applicable award agreements, and such Restricted Stock Units shall otherwise remain subject to the agreements pursuant to which they were granted.

c.
Effective as of the later of the Separation Date and the Effective Date, De Leener shall be entitled to TSR Awards as follows: (i) full award payout for TSRs granted in 2010, (ii) 2/3 prorated award payout for TSRs granted in 2011, and (iii) 1/3 prorated award payout for TSRs granted in 2012. The calculation of all TSR Awards shall be based upon actual performance against Award Goals. All TSR Awards shall otherwise remain subject to the terms and conditions of such agreements.

d.	All time-vested Restricted Stock Unit Awards shall vest and will then be awarded in accordance with the terms of the agreements pursuant to which they were issued.

5. PPG shall provide tax service through PricewaterhouseCoopers (“PwC”) to De Leener as follows:

a.
De Leener acknowledges and agrees that PPG has met its obligations under his Employment Agreement dated July 1, 2008 relating to Swiss net income protection calculation and Dutch tax payments for Tax Years 2008, 2009, and 2010.   The 2008 Dutch tax return has received final assessment and is closed.  Should the Dutch tax authorities’ final assessment for Tax Years 2009 and 2010 result in additional taxes due, PPG will have PwC review such final assessment to determine the amount that PPG owes, or if appropriate, challenge the final assessment.  All PwC fees for this tax work will be paid by PPG.

b.
PPG will have PwC prepare the Swiss net income protection calculation for Tax Year 2011 in accordance with DeLeener’s Employment Agreement dated July 1, 2008 and then issue the appropriate funds to De Leener based on the Dutch tax authorities’ preliminary assessment and instructions from PwC.  If the Dutch final tax assessment results in additional tax due, PPG will have PwC review such final assessment to determine the additional amount that PPG owes, or if appropriate, challenge the assessment.  All PwC fees for this tax work will be paid by PPG.

c.	PPG will pay PwC’s fees for required Swiss, Dutch, and U.S. personal income tax return preparation for the 2011 and 2012 tax years.

d.
For Tax Years 2011 and 2012, PPG will pay Dutch taxes incurred on De Leener’s  PPG U.S. income, less income subject to exemption relief in the Netherlands.  These tax reimbursements will be grossed-up for U.S. tax purposes.

e.	For Tax Years 2011 and 2012, if De Leener is taxed in the U.S. on PPG equity (LTI) compensation that:

•	Was issued to him prior to the effective date of his transfer to the U.S.,

•	He paid foreign tax on previously, and

•	He is unable to obtain a U.S. tax credit to offset prior foreign taxes paid on such compensation,

PPG will reimburse De Leener for the additional U.S. taxes (federal, state, local) that he incurs on such compensation.  This paragraph 5(e) applies to PPG equity (LTI) compensation only, and not to any other compensation or source of income.

f.
PPG will pay PwC’s fees for obtaining ITIN (tax ID) numbers for De Leneer’s spouse and dependent children who do not have U.S. social security numbers.  This ID number is needed for U.S. income tax filing purposes.

g.
To date, PPG has provided De Leener with one departure tax meeting with PwC-Pittsburgh to review 2012 tax filing and process, future tax obligations, and tax questions.  PPG will pay the PwC fees for De Leener to have two additional such meetings with PwC to be scheduled at De Leener’s convenience in 2012 or 2013.

6. De Leener acknowledges and agrees that, other than the payments and benefits expressly being provided to him in this Agreement, he has received all compensation and benefits to which he is entitled from PPG, is not entitled to any other payments or benefits from PPG, and will not receive any further payments or benefits from PPG after the Separation Date.

7. De Leener, for himself, his heirs, and anyone else who would have the right to sue on his behalf or in his place (“successors and assigns”), fully and forever releases PPG, its affiliated companies, their respective shareholders, directors, officers, employees and employee benefit plans from all claims, causes of action or obligations of every nature whatsoever, whether known or unknown, arising out of or relating to De Leener’s employment with PPG, the end of his employment with PPG, or relating to any other act, event or failure to act that has occurred before the date this Agreement is signed. Examples of the claims which De Leener is giving up by signing this Agreement include, but are not limited to, claims for breach of express or implied contracts, claims of intentional wrongdoing, claims for negligent or reckless wrongdoing, claims for violation of any federal, state or local law, including laws prohibiting employment discrimination, such as, for example, the federal Age Discrimination in Employment Act (which is referred to hereafter as the “ADEA”).

By signing this Agreement, De Leener does not release or give up his right to: (i) file a charge of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar state agency, (ii) provide assistance or participate in any investigation or hearing conducted by the EEOC or similar state agency, (iii) file a lawsuit to challenge whether or not the release in this Paragraph 7 is a valid and effective as to claims of age discrimination under the ADEA, (iv) file a lawsuit to enforce this Agreement, or (v) assert claims that by law cannot be released, such as workers’ compensation claims and claims for vested retirement benefits. If a charge of discrimination is filed with the EEOC, however, the release in this Paragraph 7 means that De Leener will not be entitled to receive any money or other individual remedy as a result of that charge.

8. PPG fully and forever releases DeLeener from all claims, causes of action or obligations of every nature whatsoever, whether known or unknown, arising out of De Leener’s employment with PPG, or relating to any other act, event or failure to act that has occurred at any time during De Leener’s employment with PPG.

PPG agrees to indemnify and defend DeLeener in connection with De Leener’s involvement in any investigation, claim, action or proceeding by virtue of his having been employed by PPG, to the extent and in the manner provided in PPG’s Bylaws. In the event that PPG fails to so indemnify De Leener, then De Leener shall have the right to bring a claim for coverage under PPG’s Directors and Officers Liability Insurance policy, to the extent provided in such policy.

9. Nothing in this Agreement shall be construed as an admission by either party of any liability to the other party.

10. De Leener acknowledges and agrees that:

a.	he has entered into this Agreement voluntarily and that no person has made any promises to him to induce him to sign this Agreement other than promises that are contained in this Agreement itself;

b.	the Release and Waiver of rights and claims as set forth in this Agreement are in exchange for valuable consideration which he would not otherwise be entitled to receive but for this Agreement;

c.	he has carefully read and fully understands the provisions of this Agreement, including the release and waiver of claims;

d.	he has had the opportunity to take at least twenty-one (21) days from August 16, 2012 to decide whether he wants to sign this Agreement, and that no one has pressured him to sign the Agreement sooner.

e.	he is hereby being advised that he should consult with an attorney of his own choice prior to executing this Agreement; and

f.
he shall have seven (7) days after signing this Agreement to revoke it by providing written notice of revocation to Craig Jordan, Vice President, Human Resources, PPG Industries, One PPG Place, Pittsburgh, PA 15272, and the Agreement will not be effective or enforceable until the 8th day after De Leener signs it without revoking it (the “Effective Date”).

11. De Leener explicitly reaffirms his obligations as set forth in the Employee Agreement between him and PPG dated September 12, 2011 (“Employee Agreement”), and further agrees that the following shall supersede Paragraph 8(b) of the Employee Agreement: Prior to March 30, 2015, De Leener shall not solicit for employment or hire, or influence another to solicit for employment or hire, any person, anywhere in the globe, who is then employed by PPG or any of its affiliate or subsidiary companies in Band E or above or in a professional R&D position, or any person who had been so employed within six months from any such solicitation or hire.

The Employee Agreement, as modified by this paragraph 11, shall supersede otherwise applicable provisions under the “Continuing Conditions” section of his RSU and TSR Award Agreements and the “Forfeiture” provisions of his Stock Option Award Agreements, insofar as those provisions pertain to De Leener’s employment with a competitor, use and disclosure of confidential information, and solicitation for employment or hiring of PPG employees.

PPG explicitly reaffirms its obligations as set forth in the Employee Agreement and the pension agreement between PPG Coatings BVBA and De Leener dated December 20, 2011 (“Pension Agreement”).

12. This Agreement is the entire agreement between the parties and represents their full and complete understanding regarding the end of De Leener’s employment with PPG. There are no other Agreements between the parties that pertain to De Leener’s employment or to continuing rights or obligations of the parties with respect to each other, except for the Employee Agreement, the Pension Agreement and the Award Agreements.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date or dates set forth below.

Date:        August 22, 2012                    /s/Pierre-Marie De Leener
Pierre-Marie De Leener

PPG Industries, Inc.

Date:        August 22, 2012                    /s/J. Craig Jordan
J. Craig Jordan